Filed under Rule 424(b)(2), Registration Statement No. 333-180488

Preliminary Pricing Supplement No. 9 - Dated Monday, September 15, 2014 (To Prospectus Supplement Dated July 16, 2014 To Prospectus Dated March 30, 2012)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050WGJ8	[]	100.000%	1.650%	[]	Fixed	3.400% (Per Annum)	Semi-Annual	09/15/2023	03/15/2015	$16.06	Yes	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC   Agents: Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Advisors, LLC

06050WGK5	[]	100.000%	3.000%	[]	Fixed	4.300% (Per Annum)	Semi-Annual	09/15/2039	03/15/2015	$20.31	Yes	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC   Agents: Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Advisors, LLC

Bank of America

Offering Dates: Monday, September 15, 2014 through Monday, September 22, 2014

Trade Date: Monday, September 22, 2014 @ 12:00 PM ET

Settlement Date: Thursday, September 25, 2014

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

												Bank of America InterNotes Prospectus Supplement Dated 7-16-14 Prospectus Dated 3-30-12

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

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